UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                              --------------------


                                    FORM 8-K



                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934






        Date of Report (Date of earliest event reported) 24 October 2002
                                                        -----------------




                        Air Products and Chemicals, Inc.
                       ----------------------------------
               (Exact name of registrant as specified in charter)


              Delaware                                      1-4534                     23-1274455
---------------------------------------------        ----------------------      -------------------------
(State of other jurisdiction of incorporation)      (Commission file number)    (IRS Identification number)


7201 Hamilton Boulevard, Allentown, Pennsylvania               18195-1501
-------------------------------------------------             ------------
    (Address of principal executive offices)                   (Zip Code)

  Registrant's telephone number, including area code (610) 481-4911
                                                     --------------

Item 5. Other Events.
---------------------

AIR  PRODUCTS  REPORTS  FOURTH  QUARTER  EARNINGS  PER SHARE OF 65 CENTS

LEHIGH VALLEY, Pa. (October 24, 2002) - Air Products (NYSE:APD) today reported net income of $144 million, or diluted earnings per share (EPS) of $.65 for its fourth fiscal quarter ended September 30, 2002. Net income increased 40 percent and diluted EPS was up 38 percent compared with prior year net income of $103 million and $.47 per share. Excluding special items in the prior year quarter, net income and diluted EPS increased eight percent.

Diluted EPS was up two cents from the prior quarter, one cent ahead of the company's guidance.

Quarter revenues of $1.4 billion were flat compared with the prior year. Excluding acquisitions, divestitures and currency effects, underlying sales decreased three percent versus the prior year quarter, reflecting softer volumes in the company's North American merchant gases, lower equipment sales in the global electronics businesses, and lower prices in certain chemicals product lines. Revenues increased two percent sequentially.

Commenting on the quarter, John P. Jones, Air Products' Chairman and Chief Executive Officer, said, "We performed well in the face of slower than expected growth in worldwide manufacturing activity. In this environment, we continued to control our costs while building on our strategic positions in key growth markets. We took a major step forward in building our leading Asian electronics position by acquiring a controlling interest in San Fu Chemical Company, Ltd., our Taiwanese affiliate. We also signed new business in the Gulf Coast with Murphy Oil USA, Inc., expanding our leading market position in the supply of refinery hydrogen for clean fuels. And we introduced Airflex(R) EF811, a new, environmentally-friendly emulsion polymer, which we believe will be a breakthrough for the coatings industry."

The following discussion excludes special items recorded in the fourth fiscal quarter of 2001.

In the Industrial Gases segment, sales of $967 million increased one percent versus the prior year. Excluding acquisitions, divestitures and currency effects, sales declined two percent. Operating income was down one percent versus the prior year, with favorable currency and acquisitions and divestitures offset by a one-time electronics equipment sale gain in the prior year and lower North American merchant gas volumes.

Sequentially, gases revenues were up six percent and operating income was up four percent, as lower electronics results were more than offset by currency, acquisitions, lower maintenance costs and fourth quarter operating performance bonuses in the company's hydrogen business.

In the Chemicals segment, sales of $359 million decreased one percent and operating income of $42 million increased two percent versus the prior year. Excluding currency effects, sales decreased three percent. Year-on-year cost improvements and modest volume increases more than offset margin erosion in certain product lines.

Sequentially, chemicals revenues were down seven percent and operating income was down 12 percent. Lower plant costs were more than offset by lower volumes in the company's intermediates business, principally due to weaker sales to herbicide markets and customer outages.

Equipment sales were down one percent versus the prior year. Operating income was nearly double as a result of favorable cost performance and higher helium container shipments.

For fiscal 2002, Air Products' sales of $5.4 billion were down eight percent and net income of $519 million was flat compared with the prior year. Full year diluted EPS was $2.36, or $2.33 exclusive of special items.

Commenting on the year, Mr. Jones said, "We outperformed the S&P 500 for a second year in a row, a testament to our portfolio management actions, commitment to improving return on capital, and our focused business execution. On the portfolio management front, in addition to the acquisition of San Fu, we improved our business mix by divesting our U.S. packaged gases business. And on October 1st, we completed the acquisition of American Homecare Supply, marking our entry in to the U.S. respiratory homecare market. Most importantly, our employees set many records this year in safety and global environmental performance," he said.

"As was the case last year at this time, continued uncertainty in manufacturing growth forecasts requires that we provide a range of $2.40 to $2.60 for our fiscal year 2003 EPS guidance, up between three and 12 percent from our 2002 result," Mr. Jones said. "This range reflects no growth to modest growth in U.S. manufacturing production."

Mr. Jones added that Air Products expects fiscal first quarter EPS in the range of 58 to 62 cents, which includes the effects of first quarter seasonality and continued weakening in the electronics markets.

***NOTE: The forward-looking statements contained in this release are based on current expectations regarding important risk factors. Actual results may differ materially from those expressed. Factors that might cause forward-looking statements to differ materially from actual results include, among other things, overall economic and business conditions and demand for Air Products' goods and services during that time; competitive factors in the industries in which it competes; interruption in ordinary sources of supply; the ability to recover increased energy and raw material costs from customers; spikes in the pricing of natural gas; changes in government regulations; consequences of acts of terrorism impacting the United States' and other markets; the success of implementing cost reduction programs; the timing, impact and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies; the impact of tax and other legislation and regulations in jurisdictions in which Air Products and its affiliates operate; and the timing and rate at which tax credits can be utilized.

Please review the attached financial tables, including the Summary of Consolidated Financial Information:

                        AIR PRODUCTS AND CHEMICALS, INC.
                  SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION
                                   (Unaudited)

 (Millions of dollars, except per share)
----------------------------------------------------------------------------------------------------------------------------------
                                             Three Months Ended                       Twelve Months Ended
                                                30 September                             30 September
                                            2002            2001                   2002                2001
---------------------------------------------------------------------------------------------------------------------------------
 Sales                                   $1,398.0         $1,396.6              $5,401.2             $5,857.8
---------------------------------------------------------------------------------------------------------------------------------

 Net Income:
     As reported                           $144.3           $103.1                $525.4               $465.6
     Exclusive of special items            $144.3           $133.1(b)             $518.6(a)            $519.3(c)
---------------------------------------------------------------------------------------------------------------------------------

 Basic Earnings Per Share:
     As reported                              $.66             $.48                 $2.42                $2.17
     Exclusive of special items               $.66             $.62                 $2.39                $2.42
---------------------------------------------------------------------------------------------------------------------------------

 Diluted Earnings Per Share:
     As reported                              $.65             $.47                 $2.36                $2.12
     Exclusive of special items               $.65             $.60(b)              $2.33(a)             $2.37(c)
---------------------------------------------------------------------------------------------------------------------------------

 Operating Return on Net Assets                                                     10.6%                11.1%

 Capital Expenditures                                                             $800.6               $806.3

 Depreciation                              $157.1           $139.4                $581.0               $573.0
---------------------------------------------------------------------------------------------------------------------------------

(a) Excluded an after-tax gain of $25.7, or $.12 per share, on the sale of U.S. packaged gas business and an after-tax charge of $18.9, or $.09 per share, for a global cost reduction plan.

(b) Excluded an after-tax charge of $47.3, or $.21 per share, for a global cost reduction plan, an after-tax loss of $47.3, or $.21 per share, on the early retirement of debt, and an after-tax gain of $64.6, or $.29 per share, on the divestiture of interest in cogeneration facilities.

(c) Excluded an after-tax charge of $67.3, or $.31 per share, for a global cost reduction plan, an after-tax charge of $3.7, or $.02 per share, for costs related to a litigation settlement, an after-tax loss of $47.3, or $.21 per share, on the early retirement of debt, and an after-tax gain of $64.6, or $.29 per share, on the divestiture of interest in cogeneration facilities.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                               CONSOLIDATED INCOME
                                   (Unaudited)

 (Millions of dollars, except per share)
----------------------------------------------------------------------------------------------------------------------------
                                                    Three Months Ended                Twelve Months Ended
                                                       30 September                      30 September
                                                   2002            2001              2002             2001
--------------------------------------------------------------------------------------------------------------------------
 SALES                                         $1,398.0        $1,396.6          $5,401.2         $5,857.8
 COSTS AND EXPENSES
 Cost of sales                                    971.6         1,003.4           3,827.7          4,243.3
 Selling and administrative                       183.8           215.8             715.1            752.1
 Research and development                          30.2            32.2             120.6            122.5
 Other (income) expense, net                       (8.4)            6.9             (37.1)            (5.5)
-------------------------------------------------------------------------------------------------------------------------
 OPERATING INCOME                                 220.8           138.3             774.9            745.4
 Income from equity affiliates, net of             19.8            21.6              76.2             81.2
   related expenses
 Gain on sale of packaged gas business             --               --               55.7               --
 Gain on divestiture of interest in                --             101.6               --             101.6
   cogeneration facilities
 Loss on early retirement of debt                  --              75.8               --              75.8
 Interest expense                                  28.7            43.8             122.3            191.2
--------------------------------------------------------------------------------------------------------------------------
 INCOME BEFORE TAXES AND                          211.9           141.9             784.5            661.2
   MINORITY INTEREST
 Income taxes                                      61.8            38.4             240.8            190.5
 Minority interest (a)                              5.8              .4              18.3              5.1
--------------------------------------------------------------------------------------------------------------------------
 NET INCOME                                      $144.3          $103.1            $525.4           $465.6
==========================================================================================================================
 BASIC EARNINGS PER COMMON                          $.66            $.48             $2.42            $2.17
   SHARE
--------------------------------------------------------------------------------------------------------------------------
 DILUTED EARNINGS PER COMMON                        $.65            $.47             $2.36            $2.12
   SHARE
--------------------------------------------------------------------------------------------------------------------------
 WEIGHTED AVERAGE NUMBER OF                       218.4           215.5             217.2            214.8
   COMMON SHARES (in millions)
--------------------------------------------------------------------------------------------------------------------------
 WEIGHTED AVERAGE NUMBER OF                       223.5           220.0             222.7            219.3
   COMMON AND COMMON
   EQUIVALENT SHARES (in millions)
--------------------------------------------------------------------------------------------------------------------------
 DIVIDENDS DECLARED PER COMMON                      $.21            $.20              $.82             $.78
   SHARE - Cash
--------------------------------------------------------------------------------------------------------------------------

(a) Minority interest primarily includes before-tax amounts.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

 (Millions of dollars)
--------------------------------------------------------------------------------
                                                           30 September
 ASSETS                                                2002            2001
-------------------------------------------------------------------------------
 CURRENT ASSETS
 Cash and cash items                                  $253.7           $66.2
 Trade receivables, less allowances for                980.9           913.4
  doubtful accounts
 Inventories and contracts in progress                 460.7           478.4
 Other current assets                                  214.0           226.8
-------------------------------------------------------------------------------
 TOTAL CURRENT ASSETS                                1,909.3         1,684.8
-------------------------------------------------------------------------------
 INVESTMENTS IN NET ASSETS OF AND ADVANCES             484.2           499.5
   TO EQUITY AFFILIATES
 PLANT AND EQUIPMENT, at cost                       10,879.8        10,226.5
 Less - Accumulated depreciation                     5,502.0         5,108.0
-------------------------------------------------------------------------------
 PLANT AND EQUIPMENT, net                            5,377.8         5,118.5
-------------------------------------------------------------------------------
 GOODWILL                                              431.1           384.7
-------------------------------------------------------------------------------
 OTHER NONCURRENT ASSETS                               292.6           396.6
-------------------------------------------------------------------------------
 TOTAL ASSETS                                       $8,495.0        $8,084.1
===============================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
CURRENT LIABILITIES
Payables, trade and other                             $485.6          $512.2
Accrued liabilities                                    353.7           341.6
Accrued income taxes                                    72.9            48.4
Short-term borrowings                                  116.9           255.7
Current portion of long-term debt                      227.1           194.5
--------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                            1,256.2         1,352.4
--------------------------------------------------------------------------------
LONG-TERM DEBT                                       2,041.0         2,027.5
DEFERRED INCOME & OTHER NONCURRENT LIABILITIES         827.4           702.0
DEFERRED INCOME TAXES                                  725.6           778.4
--------------------------------------------------------------------------------
TOTAL LIABILITIES                                    4,850.2         4,860.3
--------------------------------------------------------------------------------
MINORITY INTERESTS IN SUBSIDIARY COMPANIES             184.4           118.0
--------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                           3,460.4         3,105.8
--------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $8,495.0        $8,084.1
================================================================================

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                        CONDENSED CONSOLIDATED CASH FLOWS
                                   (Unaudited)

 (Millions of dollars)
------------------------------------------------------------------------------------------------------------------
                                                                                     Twelve Months Ended
                                                                                        30 September
                                                                                   2002              2001
------------------------------------------------------------------------------------------------------------------
 OPERATING ACTIVITIES
  Net Income                                                                     $525.4             $465.6
  Adjustments to reconcile income to cash provided by operating activities:
    Depreciation                                                                  581.0              573.0
    Deferred income taxes                                                          65.2               39.0
    Loss on early retirement of debt                                                --                47.3
    Undistributed earnings of unconsolidated affiliates                           (44.4)             (46.2)
    Gain on sale of assets and investments                                        (66.5)            (104.7)
    Other                                                                          47.8               36.5
  Working capital changes that provided (used) cash,
   excluding effects of acquisitions and divestitures:
    Trade receivables                                                             (13.1)              63.9
    Inventories and contracts in progress                                          55.1                2.6
    Payables, trade and other                                                     (75.3)             (75.6)
    Other                                                                           3.7               82.6
------------------------------------------------------------------------------------------------------------------
 CASH PROVIDED BY OPERATING ACTIVITIES                                          1,078.9            1,084.0
------------------------------------------------------------------------------------------------------------------
 INVESTING ACTIVITIES
  Additions to plant and equipment (a)                                           (642.7)            (708.3)
  Investment in and advances to unconsolidated affiliates                         (39.2)             (38.3)
  Acquisitions, less cash acquired                                               (114.8)             (59.2)
  Proceeds from sale of assets and investments                                    292.9              497.0
  Other                                                                            (4.8)              31.1
------------------------------------------------------------------------------------------------------------------
 CASH USED FOR INVESTING ACTIVITIES                                              (508.6)            (277.7)
------------------------------------------------------------------------------------------------------------------
 FINANCING ACTIVITIES
  Long-term debt proceeds                                                          61.3              121.0
  Payments on long-term debt                                                     (203.6)            (796.6)
  Net (decrease) increase in commercial paper and short-term                     (170.9)               8.0
  borrowings
  Purchase of treasury stock                                                        --               (87.2)
  Dividends paid to shareholders                                                 (175.6)            (165.2)
  Issuance of stock for options and award plans                                   103.8               87.1
------------------------------------------------------------------------------------------------------------------
  CASH USED FOR FINANCING ACTIVITIES                                             (385.0)            (832.9)
------------------------------------------------------------------------------------------------------------------
  Effect of Exchange Rate Changes on Cash                                           2.2               (1.3)
------------------------------------------------------------------------------------------------------------------
  Increase (Decrease) in Cash and Cash Items                                      187.5              (27.9)
  Cash and Cash Items - Beginning of Year                                          66.2               94.1
------------------------------------------------------------------------------------------------------------------
  Cash and Cash Items - End of Period                                            $253.7              $66.2
==================================================================================================================

(a) Excludes capital lease additions of $3.9 and $.5 in 2002 and 2001, respectively.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
(Millions of dollars, except per share)

Goodwill
--------

The company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," on 1 October 2001. As required by SFAS No. 142, the company performed impairment tests on goodwill which indicated no impairment. As of 1 October 2001, the company is no longer amortizing goodwill, including goodwill associated with investments in equity affiliates. Goodwill amortization for the three and twelve months ended 30 September 2001 was $3.8 and $14.8, on an after-tax basis, or $.02 and $.07 per share, respectively.

Acquisitions
------------

Acquisitions in 2002, totaling $114.8, principally included the purchase of an additional 22% of the outstanding shares of San Fu Chemical Company, Ltd. (San
Fu), increasing the company's ownership interest from 48% to 70%. Since 1987, the company has had a joint venture arrangement with San Fu, the largest industrial gas company in Taiwan. San Fu is a full service industrial gas and chemical company with a broad product portfolio supplying specialty gases, electronic piping and equipment, liquid/bulk gases, pipeline/on-site gases and chemicals to the Taiwan marketplace. This investment is consistent with the company's strategy of investing in growth markets (Asia) and industries (electronics) and will provide a stronger foundation for growth in both Taiwan and China.

As of 30 June 2002, the company accounted for its investment in San Fu using the equity method. In July 2002, the company obtained control through the acquisition of an additional 22% of the outstanding shares. As part of this transaction, put options have been issued which give other shareholders the right to sell San Fu stock to the company at market price when exercised. The options are effective from January 2005 thru January 2015 and allow for the sale of all stock owned by other shareholders to the company.

Divestitures
------------

On 28 February 2002, the company completed the sale of the majority of its U.S. packaged gas business, excluding the electronic gases and magnetic resonance imaging related helium operations, to Airgas, Inc. (Airgas). This sale included approximately 100 facilities in 30 states associated with the filling and distribution of cylinders, liquid dewars, tube trailers, and other containers of industrial gases and non-electronic specialty gases, and the retail selling of welding hardgoods, including customer service centers, warehouses, and other related assets. The company also sold its packaged gas operations in the Carolinas and in Southern Virginia to National Welders Supply Company, Inc., a joint venture between Airgas and the Turner family of Charlotte, N.C. The assets sold generated $240 in revenues in 2001 with a modest contribution to operating income. For the five months ended 28 February 2002, the revenues were approximately $100 also with a modest contribution to operating income. These facilities employed 1,200 people. The proceeds from these transactions were $254.5. The results for the twelve months ended 30 September 2002 included a gain of $55.7 ($25.7 after-tax, or $.12 per share).

The results for the three and twelve months ended 30 September 2001 included a gain of $101.6 ($64.6 after-tax, or $.29 per share) related to the sale of the fifty percent interest in two cogeneration facilities located in Cambria County, Pennsylvania and Orlando, Florida.

Subsequent Event
----------------

In October 2002, the company acquired American Homecare Supply, LLC (AHS), a homecare market leader throughout the northeastern U.S., for approximately $165. The company and its affiliates currently have a homecare position serving approximately 180,000 patients. With this acquisition, the company and its affiliates will provide home medical services to more than 275,000 patients in 14 countries from more than 200 locations, a significant step in the company's strategy to be a global healthcare provider. With annual sales of more than $110 and more than 800 employees, AHS is ranked among the ten largest U.S. homecare providers of respiratory therapy and home medical equipment.

Cost Reduction Programs
-----------------------

The results for the twelve months ended 30 September 2002 included a charge of $30.8 ($18.9 after-tax, or $.09 per share) for a global cost reduction plan including packaged gas divestiture related reductions. The plan included 333 position eliminations, resulting in a charge of $27.1 for severance and pension related benefits. A charge of $3.7 was recognized for asset impairments related to the planned sale or closure of two small chemicals facilities. The restructuring charges included in cost of sales, selling and administrative, research and development, and other expense were $13.4, $14.1, $.4, and $2.9, respectively.

The results for the three months ended 30 September 2001 included a charge of $78.3 ($47.3 after-tax, or $.21 per share) for a global cost reduction plan. This charge included $57.2 for severance benefits and pension plan settlements, and $21.1 for asset impairments and related restructuring charges. The plan included 359 position eliminations. The restructuring charges included in cost of sales, selling and administrative, research and development, and other expense were $12.5, $44.0, $.7, and $21.1, respectively.

The results for the twelve months ended 30 September 2001 included a charge of $109.2 ($67.3 after-tax, or $.31 per share) for a global cost reduction plan (2001 Plan). This charge included $79.6 for severance benefits and pension plan settlements, and $29.6 for asset impairments and related restructuring charges. The plan included 670 position eliminations in the areas of manufacturing, engineering, distribution, and overheads. The restructuring charges included in cost of sales, selling and administrative, research and development, and other expense were $26.9, $53.4, $.7, and $28.2, respectively.

The 2001 Plan was completed in 2002, with 644 positions eliminated and total expenses of $101.5 incurred. The balance of the accrual of $7.7 was reversed into income during 2002.

Litigation Settlement
---------------------

The results for the twelve months ended 30 September 2001 included a charge of $6.0 ($3.7 after-tax, or $.02 per share) related to a litigation settlement.

Loss on Early Retirement of Debt
--------------------------------

In August 2001, the company retired $459.6 principal amount of various medium term notes - Series D, E, and F as well as $81.5 of an 8.75% debenture for an aggregate principal retirement of $541.1. The results for the three and twelve months ended 30 September 2001 included a loss of $75.8 ($47.3 after-tax, or $.21 per share) as a result of the early retirement of debt, consisting primarily of retirement premiums.

Equity Affiliates' Income
-------------------------

Income from equity affiliates contributed $.08 and $.32 to diluted earnings per share for the three and twelve months ended 30 September 2002, respectively. Income from equity affiliates, exclusive of the gain on divestiture, contributed $.09 and $.34 to diluted earnings per share for the three and twelve months ended 30 September 2001, respectively.

Off-Balance Sheet Arrangements
------------------------------

In September 2001, the company sold and leased back certain U.S. cryogenic manufacturing equipment for $301.9. This operating lease has a five-year term with purchase and renewal options. This lease includes a residual value guarantee by the company not to exceed $256. The probability of incurring a material loss under this guarantee is remote.

Reclassification
----------------

As of 1 October 2001, the company changed its reporting of demurrage/cylinder income to include it in revenues. Previously, it was included as an offset to cost of sales. The consolidated income statements of the prior periods have been adjusted to reflect this reclassification.

The company adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," as of 1 July 2002. This Statement requires gains and losses from debt extinguishments that are used as part of the company's risk management strategy to be classified as income from operations rather than as extraordinary items, net of tax. The impact on the company was to reclassify the extraordinary item recorded in the fourth quarter of the prior year to income from continuing operations.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                          SUMMARY BY BUSINESS SEGMENTS
                                   (Unaudited)

  Business segment information is shown below:

-----------------------------------------------------------------------------------------------------------------
 (Millions of dollars)                              Three Months Ended              Twelve Months Ended
                                                      30 September                     30 September
                                                  2002            2001           2002                2001
-----------------------------------------------------------------------------------------------------------------
 Revenues from external customers
  Gases                                         $967.3          $959.6         $3,673.9          $4,084.6
  Chemicals                                      359.2           364.5          1,451.7           1,522.8
  Equipment                                       71.5            72.5            275.6             250.4
-----------------------------------------------------------------------------------------------------------------
  Segment Totals                               1,398.0         1,396.6          5,401.2           5,857.8
-----------------------------------------------------------------------------------------------------------------
  Consolidated Totals                         $1,398.0        $1,396.6         $5,401.2          $5,857.8
-----------------------------------------------------------------------------------------------------------------
 Operating income
  Gases                                         $172.8          $131.5           $614.0            $654.9
  Chemicals                                       42.1            17.1            172.5             112.3
  Equipment                                        9.0             2.7             20.7              10.0
-----------------------------------------------------------------------------------------------------------------
  Segment Totals                                 223.9           151.3            807.2             777.2
-----------------------------------------------------------------------------------------------------------------
  Corporate research and development and          (3.1)          (13.0)           (32.3)            (31.8)
   other income (expense)
-----------------------------------------------------------------------------------------------------------------
  Consolidated Totals                           $220.8          $138.3           $774.9            $745.4
-----------------------------------------------------------------------------------------------------------------
 Operating income (excluding special
 items)
  Gases                                         $172.8          $174.3(c)        $640.2(a)         $724.0(g)
  Chemicals                                       42.1            41.1(d)         177.1(b)          140.9(h)
  Equipment                                        9.0             4.7(e)          20.7              12.0(e)
-----------------------------------------------------------------------------------------------------------------
  Segment Totals                                 223.9           220.1            838.0             876.9
-----------------------------------------------------------------------------------------------------------------
  Corporate research and development and          (3.1)           (3.5)(f)        (32.3)            (16.3)(f)(i)
   other income (expense)
-----------------------------------------------------------------------------------------------------------------
  Consolidated Totals                           $220.8          $216.6           $805.7            $860.6
-----------------------------------------------------------------------------------------------------------------
 Equity affiliates' income
  Gases                                          $15.4           $18.6            $61.9             $71.7
  Chemicals                                        3.2             2.3             11.7               7.5
  Equipment                                        1.2              .7              2.6               2.0
-----------------------------------------------------------------------------------------------------------------
  Segment Totals                                  19.8            21.6             76.2              81.2
-----------------------------------------------------------------------------------------------------------------
  Other                                            --              --               --                --
-----------------------------------------------------------------------------------------------------------------
  Consolidated Totals                            $19.8           $21.6            $76.2             $81.2
-----------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
 (Millions of dollars)
                                                        30 September
                                                  2002                2001
--------------------------------------------------------------------------------
 Identifiable assets (j)
  Gases                                        $6,045.0             $5,886.6
  Chemicals                                     1,400.2              1,386.0
  Equipment                                       184.4                185.4
--------------------------------------------------------------------------------
  Segment Totals                                7,629.6              7,458.0
--------------------------------------------------------------------------------
  Corporate assets                                381.2                126.6
--------------------------------------------------------------------------------
  Consolidated Totals                          $8,010.8             $7,584.6
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                       Twelve Months Ended
                                                          30 September
                                                   2002                  2001
--------------------------------------------------------------------------------
 ORONA (j)
  Gases                                            11.0%                12.3%
  Chemicals                                        12.7%                 9.8%
  Equipment                                        10.5%                 5.5%
--------------------------------------------------------------------------------
  Segment Totals                                   11.3%                11.6%
--------------------------------------------------------------------------------
  Consolidated Totals                              10.6%                11.1%
--------------------------------------------------------------------------------

(a) Excluded a cost reduction charge of $26.2.
(b) Excluded a cost reduction charge of $4.6.
(c) Excluded a cost reduction charge of $42.8.
(d) Excluded a cost reduction charge of $24.0.
(e) Excluded a cost reduction charge of $2.0.
(f) Excluded a cost reduction charge of $9.5.
(g) Excluded a cost reduction charge of $69.1.
(h) Excluded a cost reduction charge of $28.6.
(i) Excluded a litigation settlement charge of $6.0.
(j) Operating return on net assets (ORONA) is calculated as the rolling four quarter sum of operating income divided by the rolling five quarter average of total assets less investments in equity affiliates (identifiable assets). The ORONA calculation excluded all special items impacting operating income.

                AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
                          SUMMARY BY GEOGRAPHIC REGIONS
                                   (Unaudited)


 (Millions of dollars)
------------------------------------------------------------------------------------------------------------
                                                 Three Months Ended                Twelve Months Ended
                                                    30 September                      30 September
                                               2002             2001             2002              2001
------------------------------------------------------------------------------------------------------------
 Revenues from external customers
  United States                              $798.3           $901.3         $3,301.9          $3,871.4
  Canada                                       27.8             26.1            108.4             116.6
------------------------------------------------------------------------------------------------------------
    Total North America                       826.1            927.4          3,410.3           3,988.0
------------------------------------------------------------------------------------------------------------
  United Kingdom                              117.8            124.7            459.1             478.5
  Spain                                        81.3             77.1            332.2             313.7
  Other Europe                                200.4            149.8            706.6             608.3
------------------------------------------------------------------------------------------------------------
    Total Europe                              399.5            351.6          1,497.9           1,400.5
------------------------------------------------------------------------------------------------------------
  Asia                                        137.0             81.6            377.1             335.3
  Latin America                                35.3             35.9            115.6             133.7
  All Other                                      .1               .1               .3                .3
------------------------------------------------------------------------------------------------------------
 Total                                     $1,398.0         $1,396.6         $5,401.2          $5,857.8
------------------------------------------------------------------------------------------------------------


    Note: Geographic information is based on country of origin.  The other
          Europe segment operates principally in France, Germany, Netherlands, and Belgium.


    Media Inquiries:
    ---------------
          Catherine E. McDonald, tel: (610) 481-3673; e-mail: mcdonace@apci.com
                                                              -----------------

    Investor Inquiries:
    ------------------
          Alexander W. Masetti, tel: (610) 481-7461; e-mail: masettaw@apci.com
                                                             -----------------

Item 9.  Regulation FD Disclosure
---------------------------------

The Q4 earnings teleconference following the earnings release which started at 11:00 a.m. EDT on October 24, 2002 can be accessed by listening on the Company's web site at http://www.airproducts.com/fin/quarterly.htm. Recordings of the
            --------------------------------------------
earnings teleconference and copies of the slides used will continue to be available at the above web address until 11:59 p.m. EST on November 1, 2002.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         Air Products and Chemicals, Inc.
                                         --------------------------------
                                         (Registrant)



Dated:  24 October 2002        By:           /s/ John R. Owings
                                     ------------------------------------------
                                                 John R. Owings
                                     Vice President and Chief Financial Officer




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